Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President and CEO
Stephen R. Saul, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH PROVIDES UPDATE ON ANTICIPATED FILINGS

SAN MATEO, CALIFORNIA, September 30, 2005 — Glenborough Realty Trust Incorporated (NYSE:GLB, GLB PrA) today provided an update on its anticipated filings with the Securities Exchange Commission (“SEC”) of amendments to its Annual Report on Form 10-K/A for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005. These amendments relate to restatements of the Company’s consolidated financial statements. As previously described more fully in its Current Report on Form 8-K/A filed with the SEC on August 19, 2005, the restatements correct the recording of preferred and common stock dividends in the period in which they were declared rather than in the period in which they were paid, as had been the Company’s prior practice. The Company expects to file the amended Annual Report on Form 10-K/A and amended Quarterly Report on Form 10-Q by the close of the market on November 15, 2005. The Company had previously announced such amendments would be filed on or before September 30, 2005.

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Boston, Northern New Jersey, and Northern California. The Company has a portfolio of 57 properties encompassing approximately 10 million square feet as of June 30, 2005.

400 South El Camino Real ■ San Mateo, California 94402-1708

www.glenborough.com